Exhibit 10.4

[Stonegate Mortgage Corporation Letterhead]

August 28, 2015

James V. Smith

1308 Bridge Water Circle

Hoschton, GA 30548

Dear James,

Congratulations! Stonegate Mortgage Corporation (the “Company” or “Stonegate”) is pleased to offer you the position of President and Chief Operating Officer.

The following offer of employment and compensation plan is between the Company, “Employer,” and James V. Smith, “Employee.” The purpose of this letter (“Offer Letter”) is to provide a summary of expectations as to the duties and responsibilities of the Employee, and compensation to be paid by the Employer. Employee acknowledges he is not under any non-compete or non-solicitation provisions which would prohibit him from accepting employment with Employer, or from being able to perform the tasks outlined herein. Your employment with Stonegate will be at-will, meaning either party can terminate the relationship at any time with or without cause and with or without notice.

Employment Status: Full-time, Exempt.

Compensation:

A.	Base Salary: As compensation for services rendered to the Company, the Company shall pay Employee a base salary at the annual rate of $365,000 per year. Employee’s base salary shall be re-determined annually based on the Company’s compensation planning process and pay adjustments will be made based on job performance, contribution to the Company, etc. Employee will not be eligible for a base salary increase until January, 2016.

B.	Annual Incentive Plan: Employee will be eligible to participate in Stonegate’s Annual Incentive Plan (“AIP”) beginning with the 2015 bonus year. The AIP bonus is a discretionary bonus which is based on various factors, such as overall company performance, business unit, and individual performance. Whether an AIP bonus is paid and the amount of any such bonus is entirely discretionary and is not guaranteed. Based on your current role, you will be eligible for an incentive payout at Level 5, which would be 0-100% of your base pay at a Plan level performance and 0-200% at Target. It is anticipated that a percentage or your entire bonus over plan (100% of base) may be awarded at the Company’s discretion in stock options or other stock awards. Your AIP bonus for the 2015 bonus year will be prorated, based on the number of days from September 3, 2015 through December 31, 2015. You will be entitled to a prorated bonus payment under the AIP in the event of a Change in Control of the Company. The amount of any prorated bonus will be determined by the Company in its sole discretion, based on achievement of the performance goals established under the terms of the AIP at the time of the Change in Control.

C.	Sign-on Grant: The Company will make, as a one-time grant to Employee, a grant of 60,000 restricted stock units (“RSUs”), under the Company’s 2013 Omnibus Incentive Compensation Plan (the “2013 Plan”). When granted, such RSUs shall be subject in all respects to the terms and conditions (including, without limitation, vesting and forfeiture conditions, exercise rights and conditions, etc.) set forth in the 2013 Plan and as determined by the Company in the underlying award agreement that will accompany such grant. Such RSUs will vest as to one-third on the six-month anniversary of A September 3, 2015 (your start date), one-third on September 3, 2016 and one-third on September 3, 2017, in each case, subject to your continued employment, provided that such RSUs will vest upon a Change in Control of the Company if you have remained employed through the date of the Change in Control.

D.	Long-term Awards: Employee will be eligible to receive awards under the 2013 Plan. The form and amount of such awards will be determined by the Company’s Board of Directors or Compensation Committee subject the terms of the 2013 Plan and any applicable award agreement, and will vest over a three-year period subject to your continued employment.

Severance:

A.	If Employee is terminated by the Company without Cause, he will be entitled to receive one year of base salary plus a prorated bonus payment under the AIP for the year in which Employee’s termination occurs, paid in 12 monthly installments. If Employee is terminated without Cause within two years following a Change in Control of the Company, he will be entitled to receive two years of base salary plus a prorated bonus payment under the AIP for the year in which Employee’s termination occurs, paid in a lump sum. The amount of any prorated bonus will be determined by the Company in its sole discretion, based on achievement of the performance goals established under the terms of the AIP at the time of Employee’s termination of employment, provided that any such prorated bonus will be reduced by any prorated bonus paid in connection with a Change in Control for the same performance period. Such severance payments will be subject to signing the Company’s standard release agreement.

B.	“Cause” means the Employee’s: (i) continued failure to perform his material duties with respect to the Company or its affiliates for a period of more than 30 days after receipt of written notice of such failure; (ii) fraud, misappropriation, embezzlement or acts of similar dishonesty; (iii) conviction of a felony or any other crime involving moral turpitude; (iv) illegal use of drugs or excessive use of alcohol in the workplace; (v) misconduct that may subject the Company or its affiliates to criminal or civil liability; (vi) breach of his duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (vii) intentional disregard of the Company’s policies and procedures; (viii) breach of any of the terms of this Offer Letter or any other agreement between the Employee and the Company; (ix) adjudication as guilty in a court of competent jurisdiction for, or a settlement is reached with respect to claims of, discrimination or harassment of any employee; or (x) insubordination or deliberate refusal to follow the reasonable instructions of the Company’s Chief Executive Officer or Board of Directors.

C.	“Change in Control” has the meaning as set forth in the 2013 Plan.

Benefits:

Employee will be eligible to enroll in most of Stonegate’s benefits programs that are offered to similar employees on the first day of the month following a 30-day waiting period, provided that, health benefits will be available immediately.

401(k): Employee will be eligible to enroll in Stonegate’s 401(k) plan, which may include a match by Stonegate, on the first day of the month following a 90-day waiting period. The match provided by Stonegate is subject to change. Please contact us if you have questions about the current match.

Paid Time Off: Employee shall earn paid time off in accordance with Stonegate’s policies, with pro-ration depending upon start date. Such paid time off shall be taken at times mutually convenient to Employee and Stonegate, and in accordance with Stonegate’s policies.

Housing, Airfare and Auto: Stonegate will provide Employee with a reimbursement for reasonable housing, airfare and automobile expenses for a one-year period. Employee will bear the applicable income taxes associated with such payments.

Confidential Information:

A.	Employee will be required to sign the enclosed Confidentiality Agreement as a condition of his employment.

Terms of Offer:

A.	Start Date: September 3, 2015, or as mutually agreed upon in writing between Employee and Employer; and contingent upon the completion of an acceptable background check.

B.	Your employment with Stonegate Mortgage Corporation is at-will, meaning either party can terminate the relationship at any time with or without cause and with or without notice. Stonegate may change its benefits, expense policies, and other policies, at its discretion.

You acknowledge that this Offer Letter represents the entire agreement between you and Stonegate Mortgage Corporation related to the topics covered in this offer letter, and that no verbal or written agreements, promises or representations that are not specifically stated in this Offer Letter, or in the documents referenced in this offer, are or will be binding upon Stonegate Mortgage Corporation.

My signature below conveys my acceptance of the terms and conditions as outlined in this Offer Letter.

Employer: Stonegate Mortgage Corporation		Employee: James V. Smith

By:	/s/ Richard A. Kraemer	By:	/s/ James V. Smith

Date:	8/28/15	Date:	8/28/15

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